EXHIBIT 10.3

August 9, 2007

Re:           Consulting Agreement/Agreement of Sale

Gentlemen:

Reference is made to that certain Consulting Agreement/Agreement of Sale, dated August 22, 2005, as amended by a First Amendment dated May 4, 2006, between Aziz Munir and Ray Dirks, both of whom are unrelated third party consultants, and Landbank Group, Inc., a Delaware corporation (“LBG”).

As of the date hereof, each party desires to extinguish any and all obligations of the other party under such Agreement.  In consideration of the foregoing and for other good and valuable consideration, the parties hereby agree that the Agreement shall be immediately terminated in full and all obligations, including, but not limited to, the 400,000 shares of unissued common stock, 200,000 shares to Ray Dirks and 200,000 shares Aziz Munir, all to be new certificates. These were to be issued upon the achievement of specified milestones, of the parties thereunder are hereby extinguished. Please confirm that the foregoing is in accordance with your understanding by signing and returning to us the duplicate of this letter enclosed.

Yours truly,

                                                                                                /s/ Doug Gravink
Doug Gravink
Chief Executive Officer

Accepted and agreed to
this 12th day of September, 2007:

By:   /s/ Aziz Munir

Name:  Aziz Munir

By: /s/ Ray Dirks

Name: Ray Dirks